Exhibit 10.2

PHANTOM

STOCK APPRECIATION RIGHTS

PLAN

FIRST CAPITAL HOLDING CORPORATION

Fernandina Beach, Florida

October 20, 2004

Financial Institution Consulting Corporation

700 Colonial Road, Suite 102

Memphis, Tennessee 38117

WATS: 1-800-873-0089

FAX: (901) 684-7414

(901) 684-7400

PHANTOM STOCK APPRECIATION RIGHTS PROGRAM

This Phantom Stock Appreciation Rights Plan (the “Plan”), effective as of the 20th day of October, 2004, formalizes the understanding by and between FIRST CAPITAL BANK HOLDING CORPORATION (the “Holding Company”), a Florida corporation , FIRST NATIONAL BANK OF NASSAU COUNTY (the “Bank”), a federally-chartered commercial bank, and certain officers, hereinafter referred to as “Participant(s)”, who shall be selected and approved by the Bank to participate in this Plan by execution of a Phantom Stock Appreciation Rights Agreement (“Agreement”) in a form provided by the Bank and attached as Exhibit A hereto.

W I T N E S S E T H :

WHEREAS, the Participants are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Participants and wishes to encourage continued service; and

WHEREAS, the Participants wish to be assured that they will be entitled to a certain amount of additional compensation for some definite period of time or after termination of employment and wish to provide their beneficiaries with benefits from and after death; and

WHEREAS, the Bank and the Participants wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Participants at a specified time or after a termination of service and/or death benefits to their beneficiaries after death; and

WHEREAS, the Bank and the Participants intend this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental income for such Participants, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Phantom Stock Appreciation Rights Plan which controls all issues relating to the award of Phantom Stock Appreciation Rights as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Participants agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1                                 “Accrued Benefit” means that portion of the Supplemental Benefit which is required to be expensed and accrued under generally accepted accounting principles (GAAP).  For purposes of determining a Participant’s Accrued Benefit, the excess of the Fair Market Value of a specified number of shares of Phantom Stock on the date the Phantom Stock Appreciation Right is exercised over the Fair Market Value of a share of Phantom Stock on the date the Phantom Stock Appreciation Right was granted as set forth in the Agreement shall be expensed and accrued over the period from the grant of the Phantom Stock Appreciation Right until the end of the Measurement Period.

1.2                                 “Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3                                 “Administrator” means the Committee.

1.4                                 “Agreement” shall mean the Phantom Stock Appreciation Rights Agreement entered into between the Bank and the Participant in connection with the grant of an Award to the Participant.

1.5                                 “Award” means the grant of Phantom Stock Appreciation Rights hereunder.

1.6                                 “Bank” means FIRST NATIONAL BANK OF NASSAU COUNTY and any successor thereto.

1.7                                 “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Participant’s Agreement to whom the deceased Participant’s benefits are payable.  If no Beneficiary is so designated, then the Participant’s Spouse, if living, will be deemed the Beneficiary.  If the Participant’s Spouse is not living, then the Children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis.  If there are no living Children, then the Estate of the Participant will be deemed the Beneficiary.

1.8                                 “Benefit Eligibility Date” shall be the date on which a Participant is entitled to receive the maximum Supplemental Benefit available under the Plan.  It shall be the 1st day of the month following the expiration of the Participant’s Measurement Period as designated in his or her Agreement.

1.9           “Board” shall mean the Board of Directors of the Bank.

1.10                           “Cause” means, in connection with a Participant’s termination of service, theft or embezzlement from the Bank, conviction of the Participant of a crime of moral turpitude, stealing of trade secrets or intellectual property owned by the Bank, any act by the Participant in competition with the Bank, issuance of an order for removal of the Participant by the Bank’s regulator, or any other act, activity or conduct of a Participant which in the opinion of the Board is adverse to the best interests of the Bank.

1.11                           “Change in Control” means each of the events set forth in any one of the following paragraphs:

(a)                                  any “Person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) as in effect as of the date of this Plan) other than (i) the Holding Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Holding Company in substantially the same proportions as their ownership of shares of the Holding Company (any such person is hereinafter referred to as “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holding Company representing more than 20% of the combined voting power of the Holding Company’s then outstanding securities (not including the securities beneficially owned by such Person any securities acquired directly from the Holding Company);

(b)                                 there is consummated a merger or consolidation of the Holding Company with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Holding Company outstanding immediately prior thereto holding securities which represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company, immediately after such merger or consolidation, more than 60% of the combines voting power of the voting securities of either the Holding Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation;

(c)                                  the shareholders of the Holding Company approve any plan or proposal for the liquidation or dissolution of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all the Holding Company’s assets; or

(d)                                 during any period of two consecutive years (not including any period prior to the date of the Agreement) individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Holding Company to effect a transaction described in (a), (b), or (c) above) whose election by the Board or nomination for election by the Holding Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(e)                                  a notice of an application is filed with the Florida Board of Financial Institutions or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of disapproval) is granted by the Federal Reserve, Florida Board of Financial Institutions, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided tht if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

For purposes of this Plan, where a change in control of the Holding Company results from a series of related transactions, the change in control of the Holding Company shall be deemed to have occurred on the date of the consummation of the first such transaction.

For purposes of paragraph (a) above, the shareholders of another corporation (other than the Bank or a corporation described in clause (iv) of paragraph (a)) shall be deemed to constitute a Person.  Further, it is understood by the parties that the sale, transfer, or other disposition of a subsidiary of the Holding Company, other than First National Bank of Nassau County or its successor, shall not constitute a change in control of the giving rise to payments or benefits under this Plan.

1.12                           “Children” means the Participant’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan.  The term “Children” shall include both natural and adopted Children.

1.13                           “Committee” means the Committee appointed by the Board to administer the Plan.  The Committee shall consist of (i) two or more non-employee directors of the Bank or (ii) the entire Board.

1.14                           “Effective Date” of this Plan shall be October 20, 2004.

1.15                           “Estate” means the estate of the Participant.

1.16                           “Executive” means a senior executive officer of the Bank who is selected to participate in the Plan by the Board of Directors of the Bank.

1.17                           “Fair Market Value” means with respect to Phantom Stock Appreciation Rights, the fair market value of a share of Phantom Stock, as determined annually by an Independent Appraiser.  The Fair Market Value of a share of Phantom Stock on the date of grant shall be set forth in the Agreement entered into between the Bank and the Participant.  On each Valuation Date during the Measurement Period, the Independent Appraiser shall determine the Fair Market Value of a share of Phantom Stock.

1.18                           “Holding Company” means FIRST CAPITAL BANK HOLDING CORPORATION.

1.19                           “Independent Appraiser” means the independent third party appraiser designated by the Committee to value the shares of Phantom Stock.

1.20                           “Interest Factor” means monthly compounding or discounting, as applicable, at six percent (6%) per annum.

1.21                           “Measurement Period” shall mean the period commencing on the date of grant of the Phantom Stock Appreciation Rights over which the award is valued.  The Measurement Period for each grant shall be set forth in the Participant’s Agreement.

1.22                           “Participant” means an individual who has been granted an Award under this Plan and who has executed an Agreement with respect to such Award.

1.23                           “Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed.  Unless otherwise indicated herein, payments shall be made in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution and continuing for the payout period specified in the participant’s Agreement.  If an election is made by the Participant to receive benefit payments in a lump sum, the Payout Period shall be one (1) month.

1.24                           “Phantom Stock” shall mean a hypothetical share of stock of the Holding Company corresponding in value at any particular time to that proportionate interest in the Fair Market Value of the Holding Company of one hypothetical share of stock, as determined by an Independent Appraiser.

1.25                           “Phantom Stock Appreciation Right” shall mean the right of the Participant to receive the Accrued Benefit equivalent to the increase in value of Phantom Stock over the Measurement Period.

1.26                           “Plan Year” shall mean the calendar year.

1.27                           “Spouse” means the individual to whom the Participant is legally married at the time of the Participant’s death.

1.28                           “Supplemental Benefit” means an annual amount (before taking into account federal and state income taxes), equal to the annuitized value (using the Interest Factor) of the Accrued Benefit payable in monthly installments throughout the Payout Period.

1.29                           “Valuation Date” means for purposes of the first Plan Year, June 30th, 2004.  The Valuation Date shall be December 31st of every subsequent Plan Year.

SECTION II

ELIGIBILITY AND PARTICIPATION

2.1                                 Eligibility and Participation

(a)           Eligibility – Eligibility to participate in the Plan shall be limited to those employees of the Bank who are designated by the Board of Directors and who are members of a select group of management and highly compensated employees within the meaning of Department of Labor Regulation Section 2520.104-23.

(a)           Participation - An Executive’s participation in the Plan shall be effective upon completion of an Agreement by the Executive and acceptance of the Agreement by the Committee.  Participation in the Plan shall continue until such time as the Executive terminates employment with the Bank, and as long thereafter as the Executive is eligible to receive benefits under this Plan.

SECTION III

PHANTOM STOCK APPRECIATION RIGHTS AWARDS

3.1                                 Grant of Awards.  The Participants who are designated to participate in the Plan shall receive from the Committee grants of Awards of Phantom Stock Appreciation Rights.  The number of Awards shall be set forth on Exhibit B attached hereto.  No director, officer, or other employee of the Bank shall have any right to be granted an Award under this Plan, as all

Awards granted hereunder are granted in the sole and absolute discretion of the Committee as provided herein.

3.2                                 Subsequent Grants.  If specifically authorized by the Board, the Committee may grant additional awards hereunder to persons previously receiving awards hereunder or to newly elected or appointed directors or officers of the Bank on terms established by the Board.

3.3                                 Phantom Stock Agreements.  All Awards shall be evidenced by an Agreement between the Participant, the Bank, and the Holding Company.  Such Agreement shall state the number of Phantom Stock Appreciation Rights awarded to the Participant, shall be signed by a designated officer or director of the Bank and the Holding Company and shall incorporate by reference the terms of the Plan.

3.4                                 Conversion of Phantom Stock Appreciation Rights to Supplemental Benefit.  On the last day of the Measurement Period, the Fair Market Value of the Phantom Stock shall be finally determined.  At the Benefit Eligibility Date, the Participant’s Accrued Benefit shall be annuitized (using the Interest Factor) and paid in the form of the Supplemental Benefit over the Payout Period.

SECTION IV

BENEFITS

4.1                                 Supplemental Benefit.  If the Participant is in service with the Bank until reaching the end of his or her Measurement Period, the Participant shall be entitled to the Supplemental Benefit.  Such benefit shall commence on the Participant’s Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period.  In the event the Participant dies at any time after his or her Supplemental Benefit becomes payable, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Participant’s Beneficiary the monthly installments or, a continuation of the monthly installments, for the remainder of the Payout Period.  The Participant’s Beneficiary may

request in writing that, within sixty (60) days of the Participant’s death, the amount payable be paid in a lump sum.  The Board of Directors, acting in its sole discretion within sixty (60) days of receiving such request, may approve such request and if approved the lump sum payment will be made within thirty (30) days of such approval.

4.2                                 Death Prior to end of Measurement Period.  If the Participant dies prior to the end of his or her Measurement but while employed at the Bank, the Participant’s Beneficiary shall be entitled to his vested Accrued Benefit.  The annuitized value (using the Interest Factor) of the Participant’s vested Accrued Benefit shall commence within thirty (30) days of the Participant’s death and shall be payable in monthly installments throughout the Payout Period.  The Participant’s Beneficiary may request in writing that, within sixty (60) days of the Participant’s death, the amount payable be paid in a lump sum.  The Board of Directors, acting in its sole discretion within sixty (60) days of receiving such request, may approve such request and if approved the lump sum payment will be made within thirty (30) days of such approval.

For these purposes, during the first five Plan Years of the Plan the Participant shall vest in his Accrued Benefit as follows:  one-third (1/3) after thirty-six (36) months; one-third (1/3) after forty-eight (48) months; and one-third (1/3) after sixty (60)months,  such that the Participant is fully vested in his Accrued Benefit after five (5) Plan Years as a participant in this Plan.

4.3                                 Voluntary or Involuntary Termination Other Than for Cause.  If the Participant’s employment with the Bank is voluntarily or involuntarily terminated prior to the end of his or her Measurement Period, for any reason including Disability and following a Change in Control, but excluding termination for Cause or the Participant’s death, the Participant shall be entitled to his or her vested Accrued Benefit rather than the Supplemental Benefit.  Such benefit will be paid out over the Payout Period beginning immediately or, in the Board’s sole discretion, in a lump sum within thirty (30) days of termination of service.

For these purposes, during the first five Plan Years of the Plan the Participant shall vest in his Accrued Benefit as follows:  one-third (1/3) after thirty-six (36) months; one-third (1/3) after forty-eight (48) months; and one-third (1/3) after sixty (60)months,  such that the Participant is fully vested in his Accrued Benefit after five (5) Plan Years as a participant in this Plan.

4.5                                 Termination for Cause.  If the Participant is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void.

4.6                                 Additional Death Benefit - Burial Expense.  In addition to the above-described benefits, upon the Participant’s death, the Participant’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars.  This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Participant.  Such death benefit shall be payable within thirty (30) days of the Participant’s death.  The Participant’s Beneficiary shall not be entitled to such benefit under this Plan if the Participant is terminated for Cause prior to death.

4.8                                 Non-Competition During and After Service with the Bank.

(a)                                  In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, each Participant shall agree that, so long as he or she remains in the service of the Bank, he or she will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank unless the Participant’s participation therein has been consented to, in writing, by the Board of Directors.

(b)           The Participant expressly agrees that, as consideration for the covenants of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, from and after any voluntary or involuntary termination of employment, other than a termination of employment in connection with a Change in Control pursuant to Subsection 4.5, and continuing throughout the entire Payout Period, as provided herein, he or she will not, without the prior written consent of the Bank, become associated with, in the capacity of an employee, officer, principal, agent, trustee, or director or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Bank which enterprise is, or may be deemed to be, competitive with any business carried on by the Bank as of the date of the termination of the Participant’s service or employment.

(c)                                  In the event of a termination of the Participant’s employment or service related to a Change in Control pursuant to Subsection 4.4, paragraph (b) of this Subsection 4.10 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

SECTION V

BENEFICIARY DESIGNATION

The Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of his or her Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit C to this Plan, a written designation of primary and secondary Beneficiaries.  Any Beneficiary designation made subsequent to execution of the Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VI

PARTICIPANT’S RIGHT TO ASSETS

The rights of the Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Bank.  The Participant, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Bank those payments so specified under this Plan.  The Participant agrees that he or she, his or her Beneficiary, or any other person claiming through him or her shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan.  Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Participant or his or her Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank.  Any such asset shall be and remain a general, unpledged, and unrestricted asset of the Bank.

SECTION VII

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan.  The Participant, his or her Beneficiaries or any successor in interest to him or her shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.  The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases.  Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part.  At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Participant, then the Participant shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VIII

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or his or her Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Participant or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION IX

ADMINISTRATION

9.1                                 Named Fiduciary and Administrator.  The Bank shall name a Committee of the Board of Directors as the Named Fiduciary and Administrator of this Plan.  The Committee shall consist of not less than three persons.  The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, as may arise in connection with the Plans.  A majority vote of the Committee members shall control any decision.

9.2                                 Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

9.3                                 Binding Effect of Decisions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plans and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plans.

9.4                                 Indemnity of Committee.  The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

SECTION X

CLAIMS PROCEDURE AND ARBITRATION

10.1                           Claims Procedure.  In the event that benefits under this Plan are not paid to the Participant (or to his or her Beneficiary in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee within sixty (60) days from the date payments are refused.  The Bank and its Board of Directors shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim.  Such writing by the Bank and its Board of Directors shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Committee in writing within sixty (60) days of the first claim denial.  Claimants may review this Plan, the Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate.  In its sole discretion, the Committee shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Agreement upon which the decision is based.

10.2                           Arbitration.  If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the  Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation in the state of Florida, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION XI

MISCELLANEOUS

11.1                           Incapacity of Recipient.  In the event the Participant is declared incompetent and a conservator or other person legally charged with the care of his or her person or Estate is appointed, any benefits under the Plans to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of his or her person or Estate.

11.2                           Unclaimed Benefit.  The Participant shall keep the Bank informed of his or her current address and the current address of his or her Beneficiaries.  The Bank shall not be obligated to search for the whereabouts of any person.  If the location of the Participant is not made known to the Bank as of the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of thirty-six (36) months.  Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Participant’s Beneficiary.  If the location of the Participant’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Participant’s Estate.  If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Participant and his or her Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Participant and/or Beneficiary under this Plan.

11.3                           Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plans, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plans.

11.4                           Gender.  Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

11.5                           Effect on Other Corporate Benefit Plans.  Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit Plan constituting a part of the Bank’s existing or future compensation structure.

11.6                           Suicide.  Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void if the Participant’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his or her Agreement.

11.7                           Inurement.  This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators, and Beneficiaries.

11.8                           Tax Withholding.  The Bank may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation then in effect.

11.9                           Headings.  Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

11.10                     No Effect on Employment or Director Rights.  Nothing contained herein will confer upon a Participant the right to be in the employ or service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Participant without regard to the existence of the Plans.

11.11                     State Law.  The Plans are established under, and will be construed according to, the laws of the State of Florida, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

11.12                     Severability.  In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

SECTION XII

AMENDMENT/REVOCATION

This Plan shall not be amended, modified or revoked at any time, in whole or part, without the mutual written consent of the Participant and the Bank, and such mutual consent shall be required even if the Participant is no longer employed by the Bank.

SECTION XIII

EXECUTION

13.1                           This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous Plans or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

13.2                           This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on this 20th day of October, 2004.

WITNESS	FIRST CAPITAL HOLDING CORPORATION

By:

Title:

WITNESS	FIRST NATIONAL BANK OF NASSAU COUNTY

By:

Title: